EXHIBIT 99.1

NEWS RELEASE

                                                                   CONTACT
                                                           David E. Bosher
                                                Vice President & Treasurer
                                                            (804) 287-5685

                        CADMUS COMMUNICATIONS CORPORATION
                        ANNOUNCES ORGANIZATIONAL CHANGES

RICHMOND, VA, May 30, 1996 -- Cadmus Communications Corporation announced today a realignment of its business groups and several related leadership changes.

Cadmus has divided its former Print Group into two new business groups, a Graphic Communications Group and a Periodical Group, to accompany its existing marketing and publishing groups. The Graphic Communications Group embodies the Company's promotional printing, financial communications, specialty packaging, point-of-purchase, and media replication product lines, as well as print production facilities in Atlanta, Georgia; Charlotte, North Carolina; Richmond, Virginia; and Baltimore, Maryland. The Graphic Communications Group is also responsible for developing and delivering full-service solutions to the Company's Fortune 1000 customers. Total annual sales for this group are approximately $130 million.

The Periodical Group includes Cadmus Journal Services and the Company's magazine printing product line. Cadmus Journal Services is comprised of the operations of the Company's recent acquisition, Lancaster Information Group, as well as operations in Richmond, Virginia and in Easton and Baltimore, Maryland. Total annual sales for the Periodical Group are approximately $205 million.

The Company has two other business groups: marketing and publishing. The Marketing Group, with annual sales of approximately $35 million, consists of the Company's direct marketing, interactive, and catalog product lines. The Publishing Group, with annual sales of approximately $22 million, consists of the Company's consumer and custom publishing product lines.

In  connection   with  these   changes,   the  Company   announced   several
leadership and organizational changes. Michael Dinkins, formerly Cadmus' vice president and chief financial officer, has been named group president for the Graphic Communications Group. Mr. Dinkins joined Cadmus in 1994. In addition, the Company announced that David G. Wilson, Jr. has been named group president for the Periodical Group. Mr. Wilson, who has been with Cadmus since 1963, will continue to serve as president and chief executive officer of Cadmus Journal Services. Bruce Thomas, who will continue to serve as Cadmus' vice president of law and development, also has been named chief financial officer. Mr. Thomas has been with Cadmus since 1992.

                                     -more-


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In making this announcement, Steve Gillispie, chairman, president, and chief executive officer of Cadmus, commented, "We are working to increase accountability for the management of both manufacturing and human resources. These changes will make Cadmus more efficient and effective. We have created the alignment and the focus necessary to improve the delivery of full-service offerings to our customers. Also, we anticipate that the new structure will improve manufacturing efficiency, increase utilization rates, and lower capital and operating costs throughout Cadmus." Mr. Gillispie continued, "We are also enthusiastic about the appointments we have made. Bruce, Dave and Michael are deeply committed to Cadmus and share our vision to make Cadmus a preferred source for 21st century graphic communication and marketing solutions. They bring strong leadership skills and tremendous energy to their new roles."

Cadmus Communications Corporation is a graphic communications company offering comprehensive, specialized products and services in three broad areas: printing, marketing, and publishing. Headquartered in Richmond, Virginia, Cadmus is one of the largest graphic communications companies in North America.